EXHIBIT 10.25

REVISED AND AMENDED FIFTH WAIVER AND MODIFICATION AGREEMENT

This REVISED AND AMENDED FIFTH WAIVER AND MODIFICATION AGREEMENT is made and entered into as of March 20, 2008, by and between BLASTGARD INTERNATIONAL, INC., a Colorado corporation (the “Company”), and the holders identified on the signature page hereto (each a “Holder” and collectively the “Holders”).  Capitalized terms used but not defined herein will have the meanings assigned to them in the Subscription Agreement (as defined below).

WHEREAS, the Company and the Holders entered into a Subscription Agreement dated as of December 2, 2004 (the “Subscription Agreement”); and

WHEREAS, Holders entered into a Modification and Waiver Agreement dated December 6, 2005 (Modification) as amended on June 7, 2006 (Second Modification) and on July 20, 2006 (Third Modification) and on March 20, 2007 (Fourth Modification); and

WHEREAS, the Company issued to each Holder a Note (the “Note”) and a Class A and Class B Warrant pursuant to the Subscription Agreement, which were originally exercisable at $1.00 per share and $1.50 per share, respectively; and

WHEREAS, on June 22, 2006, the Company issued to the Holders Series F Common Stock Purchase Warrants, exercisable at $.75 per share; and

WHEREAS, the Holders own Notes which are presently convertible at $.30 per share and Class A and Class F Warrants which are exercisable at $.45 per share and $.50 per share, respectively; and

WHEREAS, the holders’ Class B Warrants expired in December 2007; and

WHEREAS, the Notes came due on the date hereof (i.e. March 20, 2008) and the Holders are willing and the Company agrees to the modification of certain rights under the Notes without any reduction in the exercise price of the Class A and Class F Warrants; and

WHEREAS, we intend to offer the holders of our debt (currently in the principal amount of $355,000) due June 22, 2008, the opportunity to convert their debt into shares of Common Stock at a fixed conversion price of $.15 per share and subject to a lock-up agreement pursuant to which 20% will be saleable each month over a five month period commencing in April 2008, with all shares not sold in one month carrying over to the following month. Further, all Class C and Class F Warrants held by the holders of this debt due June 22, 2008 will be terminated as additional consideration for the adjustment of the conversion price (collectively hereinafter referred to as the “Proposed Conversion Transaction”).

NOW, THEREFORE, the Company and the Holders hereby agree as follows:

SECTION 1.

Extension of Maturity Date of the Note.  In consideration of the prompt payment toward principal of $150,000 to the Holders in accordance with Schedule A appended hereto (which is on a pro rata basis), the Holders and Company agree to extend the Maturity Date of the remaining unpaid portion of the principal of the Notes (the “Remaining Principal”) to the close of business on August 29, 2008 (the “Revised and Extended Maturity Date”).

SECTION 2.  Reduction in the Fixed Conversion Price of the Note.  The fixed conversion price of the Notes is currently $.30 per share. The following revisions shall apply to the conversion price of the Notes notwithstanding the anti-dilution provisions otherwise provided for in said Notes: The Holder(s) may elect at any time to convert through the Maturity Date of the Notes and thereafter until the Notes are paid in full, the unpaid principal of the Notes and the accrued interest thereon at a 10% discount (15% discount if the average trading volume per day over the ten preceding trading days prior to a conversion date is 60,000 shares per day or less) to the fair market value of the Company’s Common Stock. The fair market value of the Company’s Common Stock is defined as the average of the closing sales price of the Company’s Common Stock on the OTC Electronic Bulletin Board for the ten trading days preceding each respective conversion date of the Note(s).  Notwithstanding anything contained herein to the contrary, the Notes shall not at any time be convertible at a conversion price below $.10 per share (the “Floor Price”) or above a ceiling price of $.25 per share (the “Ceiling Price”).

SECTION 3.

Deferral of Monthly Payments.  The Parties agree that prior to the Revised and Extended Maturity Date, the Company shall be under no obligation to make payments toward the Remaining Principal (and/or accrued interest thereon), except for the $150,000 referenced in Section 1. On the Revised and Extended Maturity Date, the Company shall unconditionally make full payment of the Remaining Principal, accrued interest and any amounts due and owing thereon to the extent that the Holders have not converted said monies into Common Stock of the Company.

SECTION 4.

Exercise Price of Class A and Class F Warrants Shall Remain Unchanged.  The Parties agree that the modification of the conversion price of the Notes contained in Section 2 and the Proposed Conversion Transaction shall not cause any reduction in the exercise price of the Class A and Class F Warrants or any increase in the number of shares purchasable thereunder. In the event that the provisions of this Revised and Amended Fifth Waiver and Modification Agreement cause a reduction in the conversion price or exercise of outstanding Notes, Debentures and/or Warrants, the Holders agree to waive any adjustment to the exercise price of their outstanding Class A and Class F Warrants or any increase in the number of shares purchasable thereunder.

SECTION 5.

Miscellaneous.

(a)

Amendments.  This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(b)

Counterparts.  This Waiver may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(c)

Governing Law.  This Waiver will be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the rules governing the conflicts of law.

(d)

Headings.  The headings in this Warrant are for purposes of reference only, and will not limit or otherwise affect any of the terms hereof.

(e)

Severability.  The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the Company and the Holder have caused this Waiver to be executed as of the date first written above.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ Michael J. Gordon
Michael J. Gordon, Chief Financial Officer

“HOLDERS”:
ALPHA CAPITAL ANSTALT		GENESIS MICROCAP INC.

By:	/s/	By:	/s/
	(authorized officer)		(authorized officer)

	/s/ Steven Gold		/s/ Asher Brand
	STEVEN GOLD		ASHER BRAND

TRW HOLDINGS PTY LIMITED

By:	/s/G.P. McGowan, Executive Chairman
(authorized officer)

SCHEDULE A

Name	Principal Owed as of March 20, 2008	Principal Payment Pursuant to Section 1

Alpha Capital Anstalt	526,091.08	109,910.00

Steven Gold	53,765.40	11,235.00

TRW Holdings PTY Limited	53,765.40	11,235.00

Genesis Microcap Inc.	73,551.45	15,370.00

Asher Brand	10,752.82	2,250.00

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